Exhibit 5.2

September 27, 2011

RadioShack Corporation

300 RadioShack Circle, MS CF4-101

Fort Worth, Texas 76102

Ladies and Gentlemen:

We have acted as special Nevada counsel to (i) RadioShack Global Sourcing Limited Partnership, a Nevada limited partnership (“RSGS LP”), (ii) RadioShack Global Sourcing Corporation, a Nevada corporation (“RSGS Corp.”), (iii) RadioShack Global Sourcing, Inc., a Nevada corporation (“RSGS Inc.”), (iv) Merchandising Support Services, Inc. (“MSS”), (v) Tandy Holdings, Inc. (“TH”), and (vi) Tandy International Corporation (“TIC”) (each of RSGS LP, RSGS Corp., RSGS Inc., MSS, TH, and TIC, a “Guarantor” and collectively, the “Nevada Guarantors”) in connection with certain matters of Nevada law arising out of the registration of $325,000,000 aggregate principal amount of 6.750% Senior Unsecured Notes due 2019 (the “Notes”) of RadioShack Corporation, a Delaware corporation (the “Company”) to be issued under an Indenture, dated May 3, 2011 (including all amendments or supplements thereto, the “Indenture”), among the Company, the Nevada Guarantors party thereto, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes will be unconditionally guaranteed on a senior basis by each of the Nevada Guarantors pursuant to the guarantees contained in the Indenture (the “Guarantees”).

In acting as special counsel and arriving at the opinions expressed below, we have examined the (i) Registration Statement and the prospectus, dated September 27, 2011, included in the Registration Statement, relating to the offering of the Notes, (ii) the Indenture, (iii) the articles of incorporation and bylaws of each of RSGS Corp., RSGS Inc., MSS, TH, and TIC, and (iv) the certificate of limited partnership and limited partnership agreement with respect to RSGS LP, as in effect on the date hereof. We also have examined such certificates of public officials, corporate and limited partnership documents, agreements and records and other certificates, opinions and instruments, and have made such other investigation, as we have deemed necessary in connection with this opinion.

In our examination of such documents, we have assumed, in addition to the other assumptions set forth herein, that all signatures on all documents submitted to us are genuine, all documents submitted to us as originals are accurate and complete, all documents submitted to us as copies are true, correct and complete copies of originals thereof, and the legal capacity of all natural persons. The form and content of all documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as

September 27, 2011

executed and delivered. In our examination of documents executed by parties other than the Nevada Guarantors, we have assumed that such parties have all necessary corporate or other power, authority and legal right to execute and deliver such documents and perform their respective obligations thereunder and have also assumed the due authorization by all requisite action of the execution and delivery of such documents by such parties and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

As to questions of fact relevant to this opinion, without any independent investigation or verification we have relied upon, and assumed the accuracy of, the representations and warranties of each party made in the Indenture and the other documents and certificates delivered in connection therewith, certificates of officers of the Nevada Guarantors and certificates and records of public officials.

Based upon the foregoing and subject to the assumptions, qualifications and limitations contained herein, we are of the opinion that:

The Nevada Guarantors have all requisite corporate power and limited partnership power, as the case may be, and authority to execute and deliver the Indenture and to perform the Guarantees. The execution and delivery of the Indenture and the performance of the Guarantees by the Nevada Guarantors have been duly authorized by all necessary corporate and limited partnership action, as the case may be, on the part of the Nevada Guarantors.

Our opinion is subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally. This opinion is limited to the internal laws of the State of Nevada, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. We express no opinion as to the applicable choice of law rules that may affect the interpretation or enforcement of the Indenture or any federal or state securities laws, including the securities laws of the State of Nevada. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to its use as a part of the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Holland & Hart LLP